Exhibit 10.6

Contract No.: 3210272019CR0013	electronic suspension code: 3210032019B00122

State-Owned Construction Land Usage Right Assignment Contract

Parties to this contract:

Transferor: Yangzhou Municipal Land and Resources Bureau, Hanjiang Branch;

Mailing Address: Xingcheng West Road, Hanjiang District, Yangzhou City;

Postal Code: 225009;

Telephone: 0514-82985809;

Fax: /;

Bank Account: /;

Account Number: /;

Transferee: Bohong Technology Jiangsu Co., Ltd;

Mailing Address: /;

Postal Code: /;

Telephone: 18061165560;

Fax: /;

Bank Account:/;

Account Number:/.

Formulated by:

Ministry of Land and Resources of the People’s Republic of China

State Administration for Industry and Commerce of the People’s Republic of China

Chapter One: General Principles

Article 1. According to the “Property Law of the People’s Republic of China”, “Contract Law of the People’s Republic of China”, “Land Management Law of the People’s Republic of China”, “Urban Real Estate Administration Law of the People’s Republic of China” and relevant administrative regulations and land supply policy provisions, both parties should conclude this contract while upholding principles of equality, honesty, and credibility on a voluntary and compensatory basis.

Article 2. The ownership of the transferred land belongs to the People’s Republic of China, and the transferor shall, in accordance with the authorization of the law, grant the right to use state-owned construction land. Underground resources and buried items, however, do not fall within the scope of the rights to state-owned construction land usage.

Article 3. The transferee shall have the right to possess, use, profit, and perform legal interventions on acquired state-owned construction land within the time limit of the transfer, and shall have the right to use the land to construct, in compliance with the law, buildings, infrastructure, and their ancillary facilities.

Chapter Two: Delivery of transferred land and payment of the transfer price

Article 4. The serial number of the transferred parcel of land under this contract is 2019G003. The total area of this parcel of land is sixty-four thousand eight hundred fifty-one (64851) square meters, of which sixty-four thousand eight hundred fifty-one (64851) square meters will be transferred.

The parcel of land transferred is located in the Gaoxin District of Yangzhou.

The boundary map of the land to be transferred under this contract is shown in Appendix 1.

Under this contract, the vertical boundary of the transferred land has its upper limit at__/__, its lower limit at__/___, with a height difference of __/__ meters. See vertical boundaries of transferred land in Appendix 2.

The spatial orientation of the transferred land is the spatial dimension formed by the vertical plane and the upper and lower boundary height composed of the above-mentioned boundary points

Article 5. Under this contract, the transferred land is used for industrial purposes

Article 6. The transferor agrees to deliver the parcel of land to the transferee by August 28, 2019. The transferor agrees that the parcel shall meet the land conditions set out in 1) of set rules at the time of delivery:

1) Flatness of land reaches Other;

Surrounding infrastructure should be in accordance with the status at the time of delivery

2) Current land conditions __/__

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Article 7. Under this contract, the term of transfer of the right to use state-owned construction land is 50 years, which will be calculated on the date of delivery of land as set out in Article 6 of this Contract. The reissue of transfer procedures of the original allocation of the right to use state-owned construction land will be calculated from the date on which the contract was signed.

Article 8. The transfer price of the right to use state-owned construction land under this contract is Renminbi ten million eight hundred ninety-four thousand nine hundred sixty-eight yuan (10,894,968 yuan), Renminbi one hundred sixty-eight yuan (168 yuan) per square meter.

Article 9. Under this contract, the deposit for the parcel of transferred land is Renminbi __/___yuan, which is set off against the transfer price.

Article 10. The transferee agrees to pay the transferor the transfer price of the right to use the state-owned construction land in accordance with 1) of the provisions listed below:

1) Within 1 day from the date of signing this contract, the transfer price of the right to use state-owned construction land shall be paid in one lump sum;

2) Pay the transfer price of state-owned construction land to the transferor in __/__ instalments according to the following time and amount.

Instalment one: Renminbi ten million eight hundred ninety-four thousand nine hundred sixty-eight yuan (10,894,968 yuan), payment date: before 1 March, 2019.

Instalment two: Renminbi ___/__ (__/__) , payment date: before __/__/__

Instalment three: Renminbi ___/___(__/__), payment date: before _/__/___

Instalment four: Renminbi ____/__(__/__), payment date: before __/___/_

Where the transferee pays the transfer price of the right to use the state-owned construction land in installments, the transferee, when paying the transfer price of the right to use the state-owned construction land in the second instalment and beyond, is permitted to pay interest to the transferor in accordance with the loan interest rate announced by Chinese the People’s Bank of china on the date of payment of the first-period land transfer price.

Article 11. The transferee shall, after paying the full transfer price of this parcel of land in accordance with the terms of this contract, apply for registration of the right to use the state-owned construction land with such relevant supporting materials as the certificate of payment.

Chapter Three: Land development construction and utilization

Article 12. The transferee agrees that the investment intensity in land development under this contract shall be implemented in accordance with 1) below:

1) Under this contract, the parcel of land shall be used for the construction of industrial projects, and the transferee agrees that the total investment in fixed assets of this land shall not be less than the amount approved or registered of Renminbi thirty-four thousand fourty-six point seven seven five (ten thousand) yuan, (34046.775 (ten thousand yuan), investment intensity shall per square meter not be less than Renminbi five thousand two hundred and fifty yuan (5250 yuan). The total investment in fixed assets of land construction projects under this contract includes buildings, infrastructure and their ancillary facilities, equipment investment and transfer price etc.

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2) Under this contract, the parcel of land shall be used for the construction of non-industrial projects, and the transferee promises that the total investment in the development of land under this contract shall not be less than Renminbi ___/___ (ten thousand) yuan (__/__ (ten thousand) yuan).

Article 13. If the transferee builds new buildings, infrastructure and its ancillary facilities within the area of land under this contract, it should meet the conditions for the planning of transferred land as determined by the city (county) urban planning management department (See Appendix 3). Of which:

Properties of the main building are reinforced concrete or brick-concrete structured;

Properties of ancillary buildings are __/__;

Total area of buildings ___/___ square meters;

Building floor area ratio no more than 2, no less than 1;

Building height is limited to 24 meters;

Building density no more than 55%, no less than 30%;

Green area ratio no more than 20%, no less than 10%;

Other land use requirements __/___.

Article 14. The transferee agrees that the construction of facilities under this contract shall be carried out in accordance with provision 1) below:

1) Under this contract, land shall be used for the construction of industrial projects, and according to the planning and design conditions determined by the planning department, the area of land used for internal administrative offices and living service facilities within the scope of this contract shall not exceed 7% of the area of the transferred land, which is 4539.57 square meters, area of buildings not exceeding _/_ square meters. The transferee agrees not to build non-productive facilities such as residential units, specialist buildings, hotels, hostels and training centers within the transferred land area;

2) Under this contract, land shall be used for the construction of residential projects, and the total number of residential construction units within the scope of the transferred under this contract shall not be less than _/__ set according to the planning and construction conditions determined by the planning and construction management department. In which, the construction of apartments with areas less than 90 square meters should be no less than ___/____ sets, house units should follow the requirements of ___/___. The residential area of apartments with areas less than 90 square meters of transferred land under this contract shall account for no less than ___/___% of the total development and construction of the land. Government-guaranteed housing, such as economically affordable and low-rent housing, constructed within the transferred land under this contract, shall follow the __/__ method listed below:

1. Handed over to the government;

2. Repurchased by the government;

3. Follow relevant provisions regarding the government’s economic housing construction and sales management

4. ______/_______

5._______/_______

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Article 15. The transferee agrees to construct the following renovation and construction projects simultaneously within the transferred land under this contract and to hand them over to the government without compensation upon completion:

1. ____/_____

2.__________

3.___________.

Article 16. The transferee agrees that the land construction project under this contract will commence by August 28, 2020 and be completed by August 28, 2022.

If the transferee cannot start construction on time, they shall apply for a construction delay to the transferor 30 days in advance, and if the transferor agrees to delay the construction, the completion time of the project shall also be rescheduled accordingly, but the delay in construction shall not exceed one year.

Article 17. When the transferee carries out construction under this contract, the usage of water, gas, sewage and other facilities including off-site mainlines, electric substation interface and the introduction works shall be carried out in accordance with relevant regulations.

If the transferee agrees to the passage of various pipelines laid by the government for the needs of public utilities through the transferred land, but thereby affecting the function and usage of the land, the government or public utility department shall make reasonable compensation.

Article 18. The transferee shall use the land in accordance with the land use and floor area ratio regulations agreed upon in this contract and shall not change them without authorization. If, within the term of the transfer, it is necessary to change the land use regulations agreed upon in this contract, both parties should form an agreement according to provision 1) below:

1) The right to use the construction land shall be retrieved accompanied by compensation;

2) To handle the procedures for the approval of changing land use in accordance with the law, the signing of an agreement alteration for the transfer of state-owned construction land use rights or to re-sign a new contract for the transfer of state-owned construction land use rights is required. The transferee shall, in accordance with the market price of the right to use the construction land under the new land use at the time of the approval of the change, make up the difference between the new market price and the market price of the right to use the construction land under the original land use, and handle the land change registration

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Article 19. The Government reserves the right to adjust the planning of land under this contract for the duration of use, and if the original plan is modified, the existing buildings of the parcel will not be affected. But when the existing buildings, infrastructures and their ancillary facilities are to be remodeled, rebuilt, rebuilt, or renewed within the term of use, it should be done in accordance with the plan in force at that time

Article 20. The right to use state-owned construction land shall not be retrieved by the transferor until the expiration of transference term stipulated in this contract. Under special circumstances, if the right to use state-owned construction land needs to be retrieved in advance for public interests, the transferor shall submit an application for approval in accordance with the legal procedures. The transferee will be compensated according to the evaluation market price of the constructed buildings, infrastructures and their ancillary facilities at the time of recovery and the right to use the state-owned construction land for the remainder of the term, as well as the direct losses determined by the assessment

Chapter Four: Transfer, lease, and mortgage of the right to use state-owned construction land

Article 21. The transferee, in accordance with the provisions of this contract, after payment of the transfer price of the right to use all state-owned construction land and receiving the state-owned land use certificate, has the right to transfer, lease and mortgage all or part of the right to use the state-owned construction land under this contract. The first time transfer shall meet the conditions stipulated in the provision 1) below:

1) In accordance with the terms of this contract for investment and development, complete more than 25 percent of the total amount of development investment;

2) Investment and development in accordance with the terms of this contract has formed industrial land or other construction land conditions.

Article 22. The transfer, lease and mortgage of the right to use state-owned construction land shall not violate the provisions of national laws, regulations and the provisions of this contract

Article 23. After the transfer of all or part of the right to use state-owned construction land, the rights and obligations set forth in this contract and the land registration documents shall be transferred, and the usage term of the right to use state-owned construction land shall be the usage term stipulated in this contract minus the remaining years after the usage term.

After the lease of all or part of the right to use state-owned construction land under this contract, the rights and obligations set forth in this contract and the land registration documents shall still be borne by the transferee.

Article 24. When transferring the right to use the state-owned construction land, the transfer or mortgage party shall retain this contract, the corresponding transfer or mortgage contract, and the state-owned land use certificate, and apply to the land and resources administration department for land change registration.

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Chapter Five: Expiration of Term

Article 25. If the term of use stipulated in this contract expires and the land user needs to continue land use under this contract, they shall submit an application for renewal to the transferor no later than one year before the expiration of the contract, except when the land under this contract is recovered due to public interest needs.

If the term of use for construction of residential land expires, it shall be automatically renewed.

If the transferor agrees to renew the term, the transferee shall, in accordance with the law, manage the contracts for paid use of land such as transfer, lease, etc., and pay the land transfer price, rent and other land use fees.

Article 26. If the term of land transfer expires and the land user applies for renewal, and is not approved due to the needs of the public interest, the land user shall return the right to state owned land use certificate and, in accordance with the provisions, cancel the registration of the right to use the state-owned construction land, which shall be recovered without compensation by the transferor. The transferor and the land user agree that the buildings, infrastructures and their ancillary facilities on land under this contract shall be handled following provision 1) listed below:

1) The land user shall be compensated accordingly by the transferor for the reclamation of the constructed buildings, structures and their ancillary facilities, and in accordance with the residual value of the constructed buildings, structures and their ancillary facilities at the time of reclamation;

2) The constructed buildings, structures and their ancillary facilities shall be reclaimed by the transferor without compensation

Article 27. If the term of land transfer expires and the land user does not apply for renewal, the land user shall return the right to state owned land use certificate and, in accordance with the provisions, cancel the registration of the right to use the state-owned construction land, which shall be recovered without compensation by the transferor. Buildings, structures and their ancillary facilities on the land under this contract shall be reclaimed by the transferor without compensation, and the land user shall maintain the normal function of the buildings, structures and their ancillary facilities, and shall not cause any deliberate damage. If buildings, structures and their ancillary facilities on the land have lost their ordinary functions, the transferor may request the land user to move or remove the buildings, structures and their ancillary facilities on ground, in order to restore the site.

Chapter Six: Force Majeure

Article 28. Any party may be exempted from liability if it fails to fulfill the contract in part or in whole as a result of force majeure, provided that all necessary remedies are taken to reduce the damage caused by force majeure, as conditions permit. The force majeure that occurs during the party’s delayed performance does not have the eligibility for exemption.

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Article 29. The party that has experienced a force majeure shall notify the other party of the situation in written form, by letter, telegraph, fax, etc. within 7 days, and submit to the other party within 15 days after the occurrence of force majeure, a report and evidence indicating parts or all of the contract which require an extension or are unable to be fulfilled.

Chapter Seven: Liabilities for Breach of Contract

Article 30. The transferee shall make a payment for right to the use of state-owned construction land on time, according to the stipulations in this contract. If the transferee fails to make the payment on time, they shall pay 1 ‰ of the payment daily from the date of delay. If the payment has been delayed for over 60 days, and the transferee still fails to make the payment after urged to do so by the transferor, the transferor has the right to terminate the contract. The transferee has no right to demand the return of deposit, and the transferor may request the transferee to compensate for any losses.

Article 31. If the transferee terminates the investment and construction of the project due to its own reasons, and proposes to the transferor to terminate the contract and to return the transferred land, after the transferor reports to the people’s government, who originally approved the land transfer scheme, the following conventions are followed: Refund of the transfer price of all or part of the right to use state-owned construction land except the deposit stipulated in this contract (interest not included), recovery of the right to use state-owned construction land, buildings, structures and their ancillary facilities built within the land area may not be compensated, and the transferee may also be required to remove the buildings, structures and their ancillary facilities to restore the site; However, if the transferor is willing to continue to make use of the buildings, structures and ancillary facilities already built within the land, the transferee shall be compensated to a certain extent:

1) If the transferee files an application to the transferor no less than 60 days before the expiration of the construction date stipulated in this contract, the transferor shall, after deducting the deposit, refund the transfer price of the right to use the state-owned construction land paid by the transferee;

2) If the transferee has filed an application to the transferor no less than 60 days before two year expiration of the stipulated construction commencement date under this contract, but over the one year upon the stipulated commencement date under this contract, the transferor shall refund to the transferee the remaining payment of the transfer price of the right to use the state-owned construction land after deducting the deposit stipulated in the contract and collecting land idle charges in accordance with the provisions.

Article 32. If the transferee causes the land to be idle and has been idle for over one year but less than two years, the land shall be paid for idleness in accordance with the law. If the land has been idle for two years and no construction has begun, the transferee shall have the right to reclaim the right to use the state-owned construction land without compensation.

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Article 33. If the transferee fails to start construction in accordance with the date agreed in this contract or delays the construction to a date otherwise agreed upon by the construction institute, each extension of one day requires payment of liquidated damage by the transferee of an amount equivalent to 1 ‰ of the total transfer price of the right to use the state-owned construction land, and the transferor shall have the right to request the transferee to continue to make such payment.

If the transferee fails to complete the construction in accordance with the date agreed in this contract or delays the completion of construction date as otherwise agreed, the transferee shall be required to pay a penalty equivalent to 1 ‰ of the total amount of the transfer price of the right to use the state-owned construction land.

Article 34. If the total investment in fixed assets of the project, the investment intensity and the total amount of development investment do not meet the standards stipulated in this contract, the transferor may, in accordance with the actual difference, accounting for the proportion of the agreed total investment and investment intensity indicators, require the transferee to pay a default payment equivalent to the same proportion of the transfer price of the right to use the state-owned construction land, and may require the transferee to continue to perform the contract.

Article 35. If any of the indicators such as the floor area ratio, building density, etc. are lower than the minimum standards agreed in this contract, the transferor may, in accordance with the proportion of the actual difference part to the agreed minimum standard, require the transferee to pay a default payment equivalent to the same proportion of the transfer price of the right to use state-owned construction, and has the right to require the transferee to continue to perform this contract. If the floor area ratio, building density, etc are higher than the maximum standards agreed in this contract, the transferor may, in accordance with the proportion of the actual difference part to the agreed maximum standard, require the transferee to pay a default payment equivalent to the same proportion of the transfer price of the right to use state-owned construction, and has the right to require the transferee to continue to perform this contract.

Article 36. If any of the indicators such as the green area ratio of the industrial construction projects, the proportion of internal administrative offices and living service facilities, the construction area of internal administrative office and living service facilities exceed the standards stipulated in this contract, the transferee shall pay the transferee a penal sum equivalent to 1‰ of the land transfer price, and remove the corresponding greening and facilities.

Article 37. If the transferee pays the transfer price of the right to use the state-owned construction land in accordance with this contract, the transferor must deliver the land on time in accordance with the provisions of this contract. If the transferor fails to provide the land on time and delays the transferee’s possession of land under this contract, each extension of one day, the transferor shall pay the transferee a penalty according to 1 ‰ of the transfer price of the state-owned construction land paid by the transferee. The land usage term shall be calculated from the date of actual delivery of the land. If the delivery has been delayed for over 60 days, and the transferor still fails to delivery the land after being urged to do so by the transferee, the transferee has the right to terminate the contract. The transferor shall recompense to the transferee double the deposit and refund the remainder of the transfer price for which the right to use the state-owned construction land has been paid. The transferee may also claim compensation for the loss.

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Article 38. If the transferor fails to deliver the land on time or the land given fails to meet the land conditions stipulated in this contract or makes one-sided changes on the conditions for land use, the transferee is entitled to demand the transferor to perform its obligations under the prescribed conditions and to compensate the transferee for direct damages caused by the delay in performance. The land usage term shall be calculated from the date on which the agreed land conditions have been met.

Chapter Eight: Applicable Laws and Dispute Resolution

Article 39. The laws of the People’s Republic of China shall apply to the conclusion, validity, interpretation, performance, and resolution of disputes in this contract.

Article 40. If a dispute arises as a result of the performance of this contract, it shall be settled through negotiation between the two disputing parties. If the negotiation fails, it shall be resolved in the manner agreed upon in 1) below:

1) Submit to Yangzhou Arbitration Commission for arbitration

2) File a lawsuit to the People’s Court

Chapter Nine: Bylaws

Article 41. The land transfer scheme under this contract has been approved by the Yangzhou Municipal People’s Government, and this contract shall take effect from the date of signature by both parties.

Article 42. Both parties to this contract guarantee that the names, mailing addresses, telephone numbers, fax, bank accounts, agents, etc. filed in this contract are true and valid. If any party’s information has changed, they shall inform the other party within 15 days from the date of the change in written form, otherwise the responsibility for the failure to inform in time shall be borne by the party that has changed information.

Article 43. There are seventeen pages in this contract and its appendices, subject to written Chinese.

Article 44. The prices, amounts and areas mentioned in this contract shall be expressed in both alphabetical letters and numbers. The expression of letters and numbers should be consistent. Where it is inconsistent, the letters shall prevail.

Article 45. If the contract is not completed, it may be supplemented and agreed by both parties as an annex to the contract and shall have the same legal effect as this original version.

Article 46. There are four counterparts of this contract. The transferor and the transferee each possesses two copes. All copies have the same legal effect.

Transferor (Stamp): Yangzhou Municipal Land and Resources Bureau, Hanjiang Branch

Legal representative (entrusted agent) (signature):

Transferee: Bohong Technology Jiangsu Co., Ltd

Legal representative (entrusted agent) (signature):

February 28, 2019

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Appendix 1: Boundary map of transferred parcel of land

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Appendix 2: Vertical boundaries of transferred parcel of land

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Appendix 3: Determined conditions for the planning of transferred land by the _________city (county) government

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